Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-173066, 333-190524, 333-217070, 333-219870, 333-225472, 333-238790, 333-272929 and 333-281415) of Kopin Corporation (the Company) of our report dated April 16, 2025, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts
April 16, 2025